                                                                  EXHIBIT (a)(6)


FOR IMMEDIATE RELEASE:

Contact: Roy Bowman
CGW Southeast Partners IV, L.P.
(404) 816-3255

Contact: Joseph Doherty
MacKenzie Partners, Inc.
(212) 929-5500
(800) 322-2885


               CGW SOUTHEAST PARTNERS IV, L.P. AND JI ACQUISITION
               CORP. COMMENCE TENDER OFFER FOR SHARES OF JOHNSTON
                                INDUSTRIES, INC.


Atlanta, Georgia -- April 7, 2000 -- On March 31, 2000, CGW Southeast Partners IV, L.P., through a wholly owned subsidiary, JI Acquisition Corp., announced that it had entered into a definitive purchase agreement with Johnston Industries, Inc. (NYSE:JII).

JI Acquisition Corp. has today commenced a tender offer at $3.00 in cash per share for all of the shares of common stock of Johnston. The tender offer is scheduled to expire at 12:00 midnight, New York City time on May 5, 2000, unless extended.

MacKenzie Partners, Inc. is the Information Agent for the tender offer.

CGW is a Delaware limited partnership organized to make strategic investments in distribution and manufacturing businesses throughout the United States. CGW is headquartered in Atlanta, Georgia.

                                      ###